{LOGO OMITTED]
OPPENHEIMERFUNDS(R)
The RightWay
to lnvest

                                 Code of Ethics
                                Effective June 1, 2015

APPLICABLE RULES AND REGULATIONS

Rule 17j-1 of the lnvestment Company Act of 194O, as amended
Rule 2044-1 of the lnvestment Advisers Act of 1940, as amended

I.   POLICY STATEMENT

The OFI (as defined below) Code of Ethics is designed to provide a framework to ensure that personal trading and other business activities of employees are conducted in a manner consistent with applicable laws and regulations.

II.  DEFINITIONS

"1933 ACT" means the Securities Act of 1933, as amended, and the rules and regulations adopted thereunder.

"194O ACT" means the Investment Company Act of 1940, as amended, and the rules and regulations adopted thereunder.

"ADVISERS ACT" means the Investment Advisers Act of 1940, as amended, and the rules and regulations adopted thereunder.

"ADVISORY CLIENTS" means the entities, individuals or accounts to which OFI (as defined below) provides investment advisory services pursuant to an investment management agreement.

"APPROVED LIST" means the list of financial firms or institutions with which Personal Accounts are permitted to be maintained. The Compliance Department maintains the Approved List.

"BENEFICIAL INTEREST" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to share at any time in any economic interest or profit derived from an ownership of or a transaction in a Security (as defined below).

An Employee (as defined below) is deemed to have a Beneficial Interest in the following:

     o Any Security held in an account registered in the name of the Employee;

     o Any Security held in an account registered in the name of the Employee jointly with others (e.g., joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations);

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     o    Any Security held in an account registered in the name of a Family
          Member (as defined below) or Domestic Partner (as defined below);

     o Any Security held in an account registered in the name of the Employee's Family Member, Domestic Partner, friend or any other third-party (i) for which the Employee acts as trustee, executor, or guardian or provides investment or any other advice; or (iii) or over which the Employee has any form of discretion or authority;

     o Any interest(s) held by the Employee in a general or limited partnership or limited liability company; or

     o Any interest (or that of a Family Member) as a member of an organization that is formed for the purpose of investing a pool of money in Securities (e.g., an investment club).

Employees do not have a Beneficial lnterest in Securities held by a corporation, partnership, limited liability company or other entity in which an Employee holds an interest, unless the Employee is a controlling equity holder or has or shares any form of discretion or authority over the Securities held by the entity.

Employees may not exercise investment discretion over accounts in which they have no Beneficial Interest unless approved by the Compliance Department. Employees must receive written approval from the Compliance Department before:
(i) assuming power of attorney related to financial or investment matters for any person or entity; or (ii) accepting a position in an organization that requires an Employee to exercise discretion or manage that organization's investment accounts.

The Compliance Department should be contacted when Employees are unsure if they are deemed to have a Beneficial lnterest in a Security.

"CODE" means this Code of Ethics.

"DISCRETIONARY MANAGED ACCOUNT" means a Personal Account (as defined below) for which an Employee has completely turned over decision-making authority to a professional money manager (who is not a Family Member or not otherwise covered by this Code), and over which the Employee has no direct or indirect influence or control. Such Discretionary Managed Accounts are often referred to as "professionally managed," "controlled" or "managed" accounts.

"DOMESTIC PARTNER" means an individual, at least 12 years of age, with whom an Employee (as defined below): (i) resides with as if married and intends to do so indefinitely; (ii) lives with as a domestic partner for 12 consecutive months; (iii) shares financial responsibilities and expenses; and (iv) is not related any closer than would make the marriage illegal.

"EMPLOYEE" means any person who is an employee of OFI (as defined below) or a "supervised person" of an adviser as defined in the Advisers Act. All Employees are considered Access Persons as that term is defined in Rule 17j-1 under the 1940 Act.


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A director of OFI having no other executive responsibilities or engagement in
OFI's day-to-day activities beyond the scope of his or her directorship and who does not make, participate in or obtain information regarding the purchase or sale of any Fund's portfolio securities as part of his or her service as a director, is not considered an Employee. The Compliance Department, in its sole discretion, may determine whether any person should be designated as an Employee or exempted from the definition of Employee for the purposes of the Code.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted thereunder.

"EXCHANGE-TRADED FUND" OR "ETF" means an open-end fund or unit investment trust listed on a stock exchange.

"FAMILY MEMBER" means an Employee's spouse, minor children and other members of his or her family (including, but not limited to children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share the Employee's household.

The Compliance Department should be contacted if an Employee believes that a Family Member should be exempted from the provisions of the Code.

"INDEPENDENT DIRECTOR" means any director or trustee of an Oppenheimer Fund (as defined below) who is not an "interested person" (as defined in Section 2(a)(19) of the 1940 Act) of the Fund. An lndependent Director is notconsidered an Employee or lnvestment Person.

"INITIAL PUBLIC OFFERING" means an offering of securities registered under the 1933 Act, the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange or foreign regulatory equivalents thereof.

"INVESTMENT PERSON" means an Employee who is also: (i)a portfolio manager;
(ii)a securities analyst or trader who provides information and advice to a portfolio manager or who helps execute a portfolio manager's investment decisions; (iii) any other person who, in connection with his or her duties, makes or participates in making recommendations regarding an Advisory Client's purchase or sale of securities; or (iv) any Employee who works directly with a Portfolio Manager or in the same department as the Portfolio Manager and is likely to be exposed to sensitive information relating to the accounts for which that Portfolio Manager has responsibility.

In addition to the above definitions, an Employee is an "Investment Person" if the Employee has been notified in writing by the Compliance Department that the Employee has been designated as an "Investment Person" due to the nature of the Employee's duties and functions.

"MANAGEMENT PERSON" means an Employee who is a member, as may be determined from time to time, of OFI's (as defined below) Senior Leadership Team, Valuation Committee or Investment Risk Management Committee.

In addition tothe above definition, an Employee is a "Management Person" if the Employee has been notified in writing by the Compliance Department that the Employee has been designated as a "Management Person" due to the nature of the Employee's duties and functions.


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"MNPI" means material, nonpublic information.

"OPPENHEIMER FUND" or "FUND" means an investment company registered under the 1940 Act sponsored and advised by the Adviser.

"OFI" or "ADVISER" means OppenheimerFunds, Inc., an investment adviser registered with the SEC, and its subsidiaries.

"PERSONAL ACCOUNT" means any account in which Securities may be held that is owned by, or in the name of an Employee, an Employee's Domestic Partner or Family Member or any such account in which an Employee, an Employee's Domestic Partner or Family Member has a Beneficial Interest or over which an Employee, an Employee's Domestic Partner or Family Member may exercise investment discretion.

"PRIVATE PLACEMENT" means an offering of securities that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the 1933 Act or pursuant to Rules 504, 505 or 506 under the 1933 Act.

"PTA" means Sungard Protegent PTA, a third-party web based application that allows Employees to report and update certain information, as required under this Code, including brokerage accounts and security holdings. OFI uses PTA for Employee reporting and pre-clearance requests made pursuant to the Code.

"RESTRICTED LIST" means the list of issuers for which Employees may be in possession of MNPI. As a result of possessing such MNPI, trading in the issuer is restricted or prohibited. The restricted List is maintained by the Compliance Department.

"SECURITY" means, except as noted below, generally any investment, instrument, asset or holding, whether publicly or privately traded, any ETF, any exchange traded note or any closed-end fund and any option, future, forward contract, listed depositary receipts (e.g., American Depositary Receipts, American Depositary Shares, Global Depositary Receipts) or other obligation involving securities, a commodity, or an index thereof, including an instrument whose value is derived or based on any of the above ("derivative"). A Security also includes any instrument that is convertible or exchangeable into a security or which confers a right to purchase a security.

For purposes of the pre-clearance and disclosure of Personal Account requirements applicable to Management Persons, the term "Security" specifically includes shares of any Oppenheimer Fund or Sub-advised Fund; for Investment Persons, the term "Security" specifically includes shares of any Oppenheimer Fund or Sub-advised Find for which the Investment Person serves in the capacity, or perform the functions, that warrant him or her to be identified as an Investment Person.


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The term "Security" does NOT include

     o Shares of a registered open-end investment company, shares of a money market fund that holds itself out as a money market fund under Rule 2a-7 of the 1940 Act, or shares of unit investment trusts that invest exclusively in registered open-end investment companies;

     o Securities issued by the U.S. government, its agencies, instrumentalities and government-sponsored enterprises;

     o Bankers' acceptances, bank certificates of deposit, commercial paper, short-term debt instruments (including repurchase agreements) provided such debt instruments have a maturity at the date of issuance of less than 366 days;

     o    Insurance contracts, including life insurance or annuity contracts;

     o Direct investments in real estate, private business franchises or similar ventures; or

     o    Physical commodities (including foreign currencies)

"SECURITY HELD OR TO BE ACQUIRED" means any Security that, within the most recent 15 calendar days: (i) is or has been held by an Advisory Client or (ii) is being considered by the Advisory Client or the Adviser for purchase by the Advisory Client. The term also includes an option to purchase or sell, and any security convertible into or exchangeable for, a Security.

"SUB-ADVISED FUND" means an investment company registered under the 1940 Act for which OFI serves as a sub-adviser.

III. STANDARDS OF BUSINESS CONDUCT

Although the Code is intended to provide you with guidance as to whether certain actions or practices are permissible, it does not cover every conflict you may face. OFI also maintains other compliance policies and procedures that may be directly applicable to each Employee's specific responsibilities and duties. These policies are available to Employees through OFI's internal website and include, but are not limited to the following:

     o    Code of Conduct

     o    Gift & Entertainment Policy

     o Statement of Policy and Procedures of OppenheimerFunds, lnc. Designed to Detect and Prevent Insider Trading

     o Procedures for Receiving and Responding to Complaints Regarding Fund Accounting, Internal Accounting Controls or Auditing Matters and Regulatory or other Compliance Issues (Whistleblower)

     o    Portfolio Holdings Dissemination Policy and Procedures


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The interests of Advisory Clients must always come first. Accordingly,
Employees must comply with the following general standards of business conduct:

(a) Compliance with Laws and Resulations. All Employees must comply with all U.S., foreign, state and local laws, rules and regulations applicable to OFI's business or operations, including, but not limited to, U.S.
     federal securities laws. An Employee is not permitted, in connection with the purchase or sale, directly or indirectly, of a Security Held or to Be Acquired by an Advisory Client, to:

     o    employ any device, scheme or artifice to defraud such Advisory
          Client;

     o make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     o engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such Advisory Client; and

     o engage in any act, practice or course of business that operates or would operate as a fraud or deceit on such Advisory Client.

(b) Conflicts of Interest. As an investment adviser, OFI and its Employees have a fiduciary duty to act in the best interests of Advisory Clients. ln order to comply with this duty, Employees must avoid conflicts of interest and disclose material facts concerning any potential conflict that may arise. Conflicts of interest may arise when OFI or its Employees favor its or their own interests or the interests of one Advisory Client over another or an Employee favors the interests of their Family Members or OFI over the interests of Advisory Clients. Such favoritism by an investment adviser and its employees is expressly prohibited and constitutes a breach of fiduciary duties. Any Employee who becomes aware of a potential conflict of interest must promptly bring the matter to the attention of the Legal Department or the Compliance Department.

(c) Competins with Client Trades. Employees are prohibited from profiting personally by using knowledge about contemplated or pending securities transactions or securities transactions currently under consideration for Advisory Clients. Accordingly, an Employee may not purchase or sell a Security for his or her Personal Account when in possession of knowledge that an order to buy or sell the same Security has been made for an Advisory Client or is being considered for an Advisory Client.

(d) Confidentiality. All information concerning (i) Securities being considered for purchase or sale on behalf of any Advisory Client; and (ii) Securities being held in the accounts of Advisory Clients is considered proprietary and confidential business information. With respect to the Oppenheimer Funds, such information may only be disclosed in accordance with the Portfolio Holdings Dissemination Policy and Procedures.


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(e)  INSIDER TRADING. Employees are prohibited from trading, either personally or on behalf of others, in any Security while in possession of MNPI concerning that Security. MNPI not only relates to an issuer's securities but also includes the recommendations of OFI and portfolio holdings and transactions involving an Advisory Client. Accordingly, an Employee is prohibited from purchasing or selling shares of an Oppenheimer Fund based on MNPI that he or she may possess concerning such Fund or a Security it holds. Employees are also prohibited from communicating MNPI to others in violation of federal or state law and OFI's and the Employee's fiduciary duty to Advisory Clients. Employees must immediately notify the Legal Department or Compliance Departments if he or she has, may have or expects to receive MNPI concerning any Security. Employees must not: (i) disclose the information to anyone, except members of the Legal Department or Compliance Department; (ii) purchase or sell the Securities that are the subject of; or (iii) recommend that others purchase or sell the Securities to which the information relates.

(f) RESTRICTIONS ON OUTSIDE BUSINESS ACTIVITIES. Employees are prohibited from serving as a director, trustee, officer, owner or partner of any other business organization, with or without compensation without prior approval from OFI's General Counsel or Chief Compliance Officer or their respective designees. Employees may serve without compensation as a director, trustee officer or representative of a non-profit organization (e.g., school board, professional or social organization) with the prior approval of his or her manager and either OFI's General Counsel or Chief Compliance Officer or their respective designees. Employees should refer to the "Code of Conduct" for more information on restrictions with respect to engaging in outside business activities.

IV.  ESTABTISHING A PERSONAL ACCOUNT

Employees, their Domestic Partners and their Family Members may only maintain Personal Accounts with financial firms or institutions on the Approved List, which is available to Employees on the OFI internal website. Employees must enter new Personal Accounts into PTA no laterthan 15 calendar days after the Personal Account is opened. Employees must obtain approval from the Compliance Department prior to opening a Personal Account with a financial firm or institution that is not on the Approved List.

In addition to the above, Management Persons must enter into PTA any Personal Accounts that hold shares of any Oppenheimer Fund or Sub-advised Fund, even if the Personal Account might otherwise be exempt from reporting. Investment Persons must record in PTA any Personal Accounts that hold shares of any Oppenheimer Fund or Sub-advised Fund with respect to any Funds for which the Investment Person serves in the capacity, or perform the functions, that warrant him or her to be identified as an Investment Person.

Employees with Discretionary Managed Accounts must provide a copy of the managed account agreement entered into with the applicable financial firm or institution.

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V.   TRADING IN A PERSONAL ACCOUNT

(a) Pre-Clearance. Except as noted below, Employees must pre-clear all Securities transactions made in Personal Accounts through PTA. Upon completion of the necessary checks, Employees will be promptly notified by the Compliance Department with a determination regarding the trade request. Employees may not execute a trade in a Personal Account until they are notified by the Compliance Department that the trade has been approved. Such approval remains in effect until the business day after it is granted, unless otherwise specified by the Compliance Department. Any trades not executed by the end of the business day after approval is granted must be re-submitted for approval.

     The following transactions are exempt from the pre-clearance requirement:

     o Purchases or sales of Securities effected in a Discretionary Managed Account;

     o Purchases or sales of shares of any Oppenheimer Fund (see below for pre-clearance requirements applicable to Investment Persons and Management Persons);

     o    Purchases or sales of shares of an ETF; and

     o Purchases or sales of Securities in a Personal Account that are made involuntarily, such as:

          o    Securities received pursuant to a dividend reinvestment plan;

          o    Securities issued as part of employment compensation;

          o Securities received pursuant to issuer distributions due to stock split or exercise of rights acquired as part of a pro rata distribution to all holders; or

          o Securities acquired or sold pursuant to an automatic investment program in which regular purchases (or withdrawals) are made according to a predetermined schedule and allocation.

(b) Short-Term Trading. Employees are prohibited from selling any Security within any period of sixty (60) calendar days following the purchase of that Security, unless the Security will be sold at a loss and the sale has been approved by the Compliance Department. This prohibition includes the writing of covered calls that are exercised, causing the underlying Security to be called away within sixty (60) calendar days following the purchase of the underlying Security. See Section VI: "Additional Restrictions and (Prohibitions) - (Futures)and Options." The 60-day holding period is calculated using a "last-in, first-out" methodology.

     With respect to purchases and sales of Oppenheimer Funds, Employees must comply withthe provisions of the short-term trading restrictions as set forth in the applicable Oppenheimer Fund prospectus.

(c) Tradine Provisions Specific to Investment Persons. In addition to the pre-clearance and short-term trading requirements listed above, Investment Persons are subject to the following:


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     o    Investment Persons are required to pre-clear purchases and sales of
          Oppenheimer Funds and Sub-advised Funds for which the Investment Person serves in the capacity, or perform the functions, that warrant him or her to be identified as an Investment Person.

     o Investment Persons may not purchase or sell any Security for their Personal Accounts within seven calendar days before or seven calendar days after (not including the day of the trade) the same Security is purchased or sold for the account of an Advisory Client for whom such Investment Person serves in the capacity, or performs the function, that warrant him or her to be identified as an Investment Person. THIS REQUIREMENT ALSO APPLIES TO MANAGEMENT PERSONS WHO ARE ALSO LNVESTMENT PERSONS.

     o Investment Persons' transactions in Securities may be subject to review by the Code of Ethics Oversight Committee if an Investment Person obtained approval for a purchase or sale of a Security in a Personal Account, and a purchase or sale in the same Security, for an Advisory Client for which that lnvestment Person acts as an Investment Person, is effected within seven calendar days following the lnvestment Person's transaction. This requirement also applies to Management Persons who are also Investment Persons.

(d) Trading Provisions Specific to Management Persons. In addition to the pre-clearance and short-term trading requirements listed above, Management Persons are required to pre-clear purchases and sales of all Oppenheimer Funds and Sub-advised Funds.

VI.  ADDITIONAL RESTRICTIONS AND PROHIBITIONS FORTRADING IN PERSONAL ACCOUNTS

Trading in Personal Accounts is also subject to the following restrictions:

(a) EXCESSIVE TRADING. Employees may not engage in personal trading that is excessive orthat compromises OFI's fiduciary duty to its Advisory Clients. The Code of Ethics Oversight Committee, in its discretion, will determine what constitutes excessive personal trading activity.

(b) FUTURES AND OPTIONS. Employees may not purchase or sell options or futures contracts (both over-the-counter and exchange-traded) in their Personal Accounts except for options and futures on:

     o    Broad-based indices;

     o    U.S. Treasury securities;

     o    Currencies;

     o    Purchased calls; and

     o Written calls and purchased puts, as long as you own the underlying security. For the avoidance of doubt, the 60 day short term trading restrictions set forth in "Trading in a Personal Account - Short Term Trading" apply to any derivatives strategy effected in Personal Accounts.

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(c)  Initial Public Offerinss and Secondary Offerings: Em ployees may not purchase securities in an Initial Public Offering or secondary offering

(d)  Investments in Private Placements, Hedge Funds, Private Funds, and Limited
     Partnerships: Employees must obtain approval from the Compliance Department prior to investing in a Private Placement, hedge fund, private fund or other limited investment offering. Employees must provide documentation describing the investment (e.g., offering memorandum, subscription documents) so as to enable the Compliance Department to conduct an appropriate review of the investment.

(e) Investment Clubs: Employees are prohibited from direct or indirect participation in investment clubs in which the Employee would have a Beneficial lnterest.

(f) Restricted Securities: Employees may not purchase or sell the Securities of any issuer that is on the Restricted List.

(g) Short Selling; Employees are prohibited from selling a Security short. This prohibition includes option transactions designed to achieve the same result, such as writing naked calls or buying puts without owning the Security.

VII. REPORTING REQUIREMENTS AND CERTIFICATIONS

(a) Initial Reports: Within the first ten days of employment, Employees are required to certify in PTA that they (i) have received and read the Code; and (ii) understand that they are subject to the requirements of the Code. Additionally, Employees who maintain Personal Accounts must provide the Compliance Department with an initial holdings form and a personal securities account form disclosing information that is not more than 45 days old (from the date the Employee became an Employee). The information entered in PTA must include:

     o Name(s) in which each Personal Account is registered and the date on which the Personal Account was established;

     o Title and type of Security, number of shares, principal amount, interest rate and maturity (as applicable) of each Security held in the Personal Accounts; and

     o Name of the financial firm or institution with which the Personal Account is maintained.

(b) Quarterly Reports; Within 30 days after the end of each calendar quarter, Employees are required to certify that all transactions effected in Securities during the quarter in Personal Account{s) have been recorded accurately in PTA.

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Involuntary purchases or sales of Securities in a Personal Account are exempt from the Quarterly Reports requirement. These include:

     o    Securities received pursuant to a dividend reinvestment plan;

     o    Securities issued as part of employment compensation;

     o Securities received pursuant to issuer distributions due to a stock split or exercise of rights acquired as part of a pro rata distribution to all holders; and

     o Securities purchased (or sold) through automatic investment programs in which regular purchases (or withdrawals) are made according to a predetermined schedule and allocation.

(c) Annual Reports. At least annually, Employees must to certify that: (i) they have received, read and understand the Code; (ii)they are subject to the requirements of the Code; and (iii) they have complied with the requirements of the Code and understand their violations (if applicable) of the Code. Additionally, Employees must certify that the following information is recorded accurately in PTA:

     o Name(s) in which Personal Accounts are registered and the date on which each Personal Account was established;

     o Title and type of Security, number of shares, principal amount, interest rate and maturity (as applicable) of each Security held in Personal Accounts; and

     o Name of the financial firm or institution with which each Personal Account is maintained.

VIII. INDEPENDENT DIRECTORS OF THE OPPENHEIMER FUNDS

An lndependent Director of an Oppenheimer Fund is required to report only those transactions in his or her Personal Account in a Security (excluding, for purposes of this paragraph, open-end Oppenheimer Funds) that at the time such Independent Director knew, or in the ordinary course of fulfilling his or her duties would have had reason to know, was purchased or sold or was being considered for purchase or sale by an Oppenheimer Fund during the fifteen (15) calendar day period immediately before or after the date of the Independent Director's transaction. No report will be required for any quarter in which an Independent Director has only exempt transactions to report.

Sanctions for any violation of the Code by an Independent Director of an Oppenheimer Fund will be determined by a majority vote of other Independent Directors of such Fund, as applicable.

IX.  ADMINISTRATION OF THE CODE OF ETHICS

The Code of Ethics Oversight Committee is responsible for the oversight and administration of the Code.

All violations of the Code are reported to OFI's Chief Compliance Officer. Reports of violations of the Code, including the sanction imposed, are provided to the Board of Directors of the Oppenheimer Funds, on a quarterly basis.


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No less frequently than annually, a report will be provided to the Board of
Directors of each Oppenheimer Fund that describes any issues arising under the Code, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations, and a certification that each Oppenheimer Fund and OFI have each adopted procedures reasonably necessary to prevent Employees from violating the Code.

X.   PENATTIES AND SANCTIONS

Any violations and potential violations of the Code are investigated by the Compliance Department, or, if necessary, the Code of Ethics Oversight Committee. If a determination is made that a violation has occurred, a sanction may be imposed. Sanctions may include, but are not limited to, one or more of the following: a warning letter, fine, profit disgorgement, personal trading ban, termination of employment or referral to civil or criminal authorities. OFI reserves the right to take any legal action it deems appropriate against Employees who violate any provision of this Code and to seek to hold Employees liable for any and all damages (including but not limited to, all costs and attorney fees) that OFI may incur as a direct or indirect result of any such Employee's violation of this Code or related law or regulation.

XI.  RECORDKEEPING

Records are retained in accordance with applicable legal and regulatory requirements and OFI's internal policies and procedures.

XII. AMENDMENTS

Any material changes to the Code must be approved by the board of directors of each entity adopting the Code, and by the board of directors of each Oppenheimer Fund, including a majority of the Independent Directors or Trustees. Approval of any material change to this Code by the board of directors or trustees of the Oppenheimer Funds must be obtained within six months after the change has been adopted by OFI.











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